EXHIBIT 10.2

TERMINATION AND RELEASE AGREEMENT

	THIS TERMINATION AND RELEASE AGREEMENT (this "Agreement") is made and entered into this 17th day of September, 2002 by and between First American Capital Corporation, a Kansas corporation ("FACC"), and First Alliance Corporation, a Kentucky corporation ("Alliance").

RECITALS

A.	Alliance provides administrative and underwriting
services to FACC pursuant to that certain Administration
Agreement between Alliance and FACC dated as of January 1, 2000 (the "Administration Agreement").

B.	Under the Administration Agreement, FACC has
agreed to pay Alliance (the "Residual Payments") a portion of the insurance and annuity premiums received by FACC with respect to an insurance product marketed by FACC.

C.	The parties hereto desire to terminate the
Administration Agreement.

D.	As of September 30, 2002, Alliance will be
obligated to pay FACC (the "Alliance Payable") the amount of $138,065.11 (principal and interest) with regard to an unrelated transaction.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals, the payment by FACC of the sum described herein, the execution and delivery of the documents described hereon and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.	Status of Residual Payments; Agreed Present Value. FACC
and Alliance acknowledge and agree that FACC is current, (Alliance waives August and September residuals and fees) as of the date of this Agreement, in its Residual Payments and that the present value of future Residual Payments is $212,000.

2.	Payment of Present Value of Residual Payments. On or
before the Termination Date, as defined herein, FACC shall pay Alliance $212,000 in the following manner in full payment and satisfaction of all future residual payments: (i) a cash payment, in immediately available funds, of $73,934.89, and (ii) cancellation of the Alliance Payable as a set-off against the payment by FACC.

3.	Delivery of Records. On or before the Termination Date,
Alliance shall deliver to FACC, on one or more occasions as shall be agreed to by the parties, all books and records (whether in paper or electronic format) in Alliance's possession or control in any way relating to the services provided by Alliance under the Administration Agreement.

4.	Termination of Agreement; Pre-Termination Services.
The parties hereto acknowledge and agree that the Administration Agreement is terminated effective as of 12:00 p.m., central time, on September 30, 2002 ("Termination Date"). Any and all notice periods, if any, required for termination of the Administration Agreement are hereby mutually waived by the parties hereto. Prior to the Termination Date, Alliance represents and agrees that it will use its best efforts to discharge its obligations under the Administration Agreement.

5.	Post-Termination Date Consulting Services.  As
additional consideration for the payment described in paragraph
1 above, Alliance shall provide advisory and consulting services to FACC until March 31. 2003 with regard to the services previously provided by Alliance under the Administration
Agreement.

6.	Release.  From and after the Termination Date,
Alliance hereby forever release and discharge FACC, and its shareholders, directors, officers, employees, and agents, from any and all manners of action, causes of action, suits, proceedings, claims, accounts, debts, dues, accountings, reckonings, and demands, whether known or unknown, arising from or related to any actions or omissions of FACC occurring on or before the Termination Date hereof including, without limitation, any payments or other liabilities arising under the Administration Agreement.

7.	Binding Effect.  This Agreement and all of the
provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other parties.

8.	Entire Agreement.  This Agreement embodies the entire
agreement and understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

9.	Governing Law.  This Agreement shall be governed by
the laws of the State of Kansas.


IN WITNESS WHEREOF, the parties hereto have and entered into this Agreement on the date first set above.

FIRST AMERICAN CAPITAL CORPORATION

By:		/s/ Rickie D. Meyer
Name:		Rickie D. Meyer
Title:	President


FIRST ALLIANCE CORPORATION

By:		/s/ Scott J. Engebritson
Name:		Scott J. Engebritson
Title:	Vice Chairman